                                                                     EXHIBIT 5.1

                                December 20, 2001

TIBCO Software Inc.
3165 Porter Drive
Palo Alto, CA  94304

        Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about December 21, 2001 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 10,090,856 shares of Common Stock, par value $0.001 per share (the "Shares"), reserved for issuance pursuant to the 1996 Stock Option Plan (the "Plan"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plan.

     It is our opinion that the Shares will be, when issued and sold in the manner referred to in the Plan, legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any subsequent amendment thereto.

                                      Very truly yours,

                                      WILSON SONSINI GOODRICH & ROSATI
                                      Professional Corporation

                                      /s/ Wilson Sonsini Goodrich & Rosati, P.C.
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                                      Wilson Sonsini Goodrich & Rosati, P.C.